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                                  EXHIBIT 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OVERVIEW

      We are an independent producer and distributor of film and television entertainment content. We release approximately 15 motion pictures theatrically per year. Our theatrical releases include films we produce in-house and films we acquire from third parties. We also have produced approximately 150 hours of television programming on average each of the last four years. Our disciplined approach to production, acquisition and distribution is designed to maximize our profit by balancing our financial risks against the probability of commercial success of each project. We distribute our library of approximately 6,200 motion picture titles and 1,800 television episodes directly to retailers, video rental stores, pay and free television channels and indirectly to international markets through third parties. We also own an interest in CinemaNow, an internet video-on-demand provider, and own and operate a film and television production studio. On December 15, 2003, we completed our acquisition of Artisan Entertainment Inc., or Artisan, which added a diversified motion picture, family and home entertainment company to our company. The fully integrated distribution network we acquired from Artisan includes direct-to-store distribution capabilities and output agreements with pay television and pay-per-view providers.

      Our revenues are derived from the following business segments:

      - Motion Pictures, which includes Theatrical, Home Entertainment, Television and International Distribution. Theatrical revenues are derived from the domestic theatrical release of motion pictures in North America. Home entertainment revenues are derived from the sale of video and DVD releases of our own productions and acquired films, including theatrical releases and direct-to-video releases. Television revenues are primarily derived from the licensing of our productions and acquired films to the domestic cable, free and pay television markets. International revenues are derived from the licensing of our productions and acquired films to international markets on a territory-by-territory basis.

      - Television, which includes the licensing to domestic and international markets of one-hour drama series, television movies and mini-series and non-fiction programming.

      - Studio Facilities, which includes Lions Gate Studios and the leased facility Eagle Creek Studios, which derive revenue from rental of sound stages, production offices, construction mills, storage facilities and lighting equipment to film and television producers.

      Our primary operating expenses include the following:

      - Direct Operating Expenses, which include amortization of production or acquisition costs, participation and residual expenses.

      - Distribution and Marketing Expenses, which primarily include the costs of theatrical "prints and advertising" and of video and DVD duplication and marketing.

      - General and Administration Expenses, which include salaries and other overhead.

      The functional currency of our business, based on the economic environment in which we primarily generate and expend cash, is the Canadian dollar and the U.S. dollar for the Canadian and U.S.-based businesses, respectively. Commencing with the period beginning April 1, 2002, consolidated financial statements are presented in U.S. dollars, as a substantial component of our operations are domiciled in the U.S. and the principal market for trading of our common shares is the American Stock Exchange. Selected consolidated financial statements in this report have been restated in U.S. dollars for periods prior to April 1, 2002. In accordance with generally accepted accounting principles in both the U.S and Canada, the financial statements of Canadian-based companies are translated for consolidation purposes using current exchange rates in effect on the balance sheet date and revenue and expenses translated at the average rate of exchange for the relevant period. Any resulting foreign exchange translation gains and losses are recorded as accumulated comprehensive income (loss), a separate component of shareholders' equity.

RECENT DEVELOPMENTS

      Sales of Common Shares. In June 2003, the Company sold 16,201,056 common shares at a public offering price of $2.05 per share

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and received $31.2 million of net proceeds, after deducting underwriting discounts. The Company incurred offering expenses of $1.0 million. The Company used $18.1 million of the net proceeds to repurchase 8,040 Series A Preferred Shares at a per share purchase price of $2,250 and used the remaining net proceeds for repayment of bank loans and general business purposes.

      In October 2003, the Company sold 28,750,000 common shares at a public offering price of $2.70 per share and received $73.5 million of net proceeds, after deducting underwriting expenses. The Company incurred offering expenses of $0.5 million. The Company used net proceeds to finance the acquisition of Artisan, as referred to below, and for general business purposes.

      Issuance of Convertible Senior Subordinated Notes. In December 2003, Lions Gate Entertainment Inc., a wholly owned subsidiary of the Company, sold $60.0 million of 4.875% Convertible Senior Subordinated Notes ("4.875% Notes") with a maturity date of December 15, 2010. In December 2003, the Company received $57 million of net proceeds, after paying placement agents' fees. The Company incurred offering expenses of $0.7 million. The 4.875% Notes are convertible, at the option of the holder, at any time prior to maturity into common shares of Lions Gate Entertainment Corp. at a conversion rate of 185.0944 shares per $1,000 principal amount of 4.875% Notes, which is equal to a conversion price of approximately $5.40 per share.

      Credit Facility. On December 15, 2003, the Company and JP Morgan Chase Bank Inc. ("JP Morgan") entered into an Amended and Restated Credit, Security, Guaranty and Pledge Agreement for a $350 million credit facility consisting of a $135 million five-year term loan and a $215 million five-year revolving credit facility. The credit facility was used to finance our acquisition of Artisan, as referred to below, refinance indebtedness of the Company and for general business purposes.

      Merger. On December 15, 2003, the Company acquired Film Holdings Co., the parent company of Artisan, an independent distributor and producer of film and entertainment content. Under the terms of the merger agreement, the Company acquired 100% of the shares of Film Holdings Co., by means of a merger of a subsidiary of the Company with and into Film Holding Co., pursuant to which Film Holdings Co. is the surviving corporation and a subsidiary of the Company. The purchase price of $168.8 million consists of $160 million in cash and direct transaction costs of $8.8 million. In addition, the Company assumed debt of $59.9 million and other obligations (including accounts payable and accrued liabilities, film obligations and other advances) of $140.6 million. The purchase price of $168.8 million was allocated $34.3 million to net tangible and intangible assets acquired and $134.5 million to goodwill based on an estimation of the fair value of assets acquired and liabilities assumed. The consolidated financial statements and the management's discussion and analysis of financial conditions and results included in this report on Form 8-K include the results of Artisan from December 16 onwards. Due to the merger, the Company's results of operations for the year ended March 31, 2004 are not directly comparable to its results in other reporting periods.

      CineGroupe. We have a 29.4% ownership interest in CineGroupe Corporation (together with its subsidiaries including Animation Cinepix Inc., "CineGroupe"), a Canadian animation company. CineGroupe was unable to meet its financial obligations in the ordinary course of business and, as a result, sought protection from its creditors. Pursuant to a petition filed by CineGroupe, the Superior Court of the District of Montreal issued on December 22, 2003, an Initial Order pursuant to the Companies' Creditors Arrangement Act ("CCAA"). Pursuant to this order, all proceedings by CineGroupe's creditors are suspended. This order was subsequently renewed and extended such that CineGroupe has until July 31, 2005 to file a plan of arrangement with its creditors or to ask the Court for another extension to do so. As a result of the CCAA filing, the Company determined that it no longer has the ability to significantly influence CineGroupe and therefore ceased accounting for CineGroupe under the equity method of accounting. Effective January 1, 2004, the Company began accounting for CineGroupe under the cost method of accounting. In addition, the Company wrote off $8.1 million of convertible debentures and other receivables due from CineGroupe which was recorded as write-down of other assets in the consolidated statements of operations.

      Conversion of Series A Preferred Shares. The Company exercised its right to convert the remaining 1,986 preferred shares to common shares on February 27, 2004 at a conversion rate of 1,109 common shares per 1 Series A preferred share. At March 31, 2004 there were no Series A preferred shares outstanding.

      Exercise of warrants. From March 1, 2004, 2,443,750 warrants were exercised and the Company issued 2,443,750 common shares and received proceeds of $12.2 million. In December 2004, the Company amended the outstanding warrants to allow the holders, at their option, to exercise by cashless exercise. During December 2004, an additional 1,993,250 warrants were exercised by cashless exercise resulting in the issuance of 1,052,517 common shares. Any remaining warrants expired January 1, 2005 and therefore no warrants are outstanding.

      Convertible Senior Subordinated Notes. On October 4, 2004, Lions Gate Entertainment Inc., a wholly owned subsidiary of the Company, sold $150.0 million of 2.9375% Convertible Senior Subordinated Notes ("2.9375% Notes") with a maturity date of October 15, 2024. The Company received $146.0 million of net proceeds, after paying placement agents' fees. The Company estimated offering expenses to be $0.5 million. The 2.9375% Notes are convertible, at the option of the holder, at any time prior to maturity, upon satisfaction of one of the conversion contingencies into common shares of Lions Gate Entertainment Corp. at a conversion rate of 86.9565 shares per $1,000 principal amount of the 2.9375% Notes, which is equal to a conversion price of approximately $11.50 per share. The Company used the net proceeds for repayment of outstanding indebtedness under the existing U.S. dollar revolving

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credit facility and term loan, and may also use the net proceeds for other general business purposes, which may include the financing of a portion of any future acquisitions.

      Credit Facility. The Company repaid $60 million of the term loan with the revolving credit facility on September 30, 2004, thereby reducing the term loan to $75 million. On December 31, 2004, the Company repaid the $75 million term loan in full with the revolving credit facility. Therefore, at December 31, 2004 only the revolving credit facility remains.

      CRITICAL ACCOUNTING POLICIES

      The application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. For a summary of all of our accounting policies, including the accounting policies discussed below, see note 2 to our audited consolidated financial statements.

      Generally Accepted Accounting Principles. Our consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") which conforms, in all material respects, with the accounting principles generally accepted in Canada ("Canadian GAAP"), except as described in the notes to the consolidated financial statements. The U.S. dollar and the Canadian dollar are the functional currencies of the Company's Canadian and U.S. based businesses, respectively. Commencing with the period beginning April 1, 2002, our consolidated financial statements are presented in U.S. dollars as a substantial component of our operations are domiciled in the U.S. and the primary market for trading volume of our common shares was on the American Stock Exchange. Prior to April 1, 2002, our consolidated financial statements were presented in Canadian dollars. Our consolidated financial statements and those amounts previously reported in Canadian dollars have been translated from Canadian dollars to United States dollars by translating the assets and liabilities at the rate in effect at the respective balance sheet dates and revenues and expenses at the average rate for the reporting periods. Any resulting foreign exchange translation gains and losses are recorded as accumulated other comprehensive income (loss) a separate component of shareholders' equity. The functional currencies of each of the Company's operations in the United States and Canada are unchanged.

      On March 29, 2004, the new British Columbia Business Corporations Act came into force, which allows the Company to prepare its financial statements either under Canadian or U.S. GAAP. The Company elected to prepare financial statements under U.S. GAAP commencing April 1, 2004. Prior to April 1, 2004, the Company's consolidated financial statements were prepared under Canadian GAAP. The consolidated financial statements presented in this Form 8-K, including amounts presented in prior years, have been converted to U.S. GAAP. The Company must disclose and quantify material differences with Canadian GAAP in its interim and annual financial statements for the next two fiscal years from April 1, 2004.

      Accounting for Films and Television Programs. In June 2000, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 00-2 "Accounting by Producers or Distributors of Films" ("SoP 00-2"). SoP 00-2 establishes new accounting standards for producers or distributors of films, including changes in revenue recognition, capitalization and amortization of costs of acquiring films and television programs and accounting for exploitation costs, including advertising and marketing expenses.

      We capitalize costs of production and acquisition, including financing costs and production overhead, to investment in films and television programs. These costs are amortized to direct operating expenses in accordance with SoP 00-2. These costs are stated at the lower of unamortized films or television program costs or estimated fair value. These costs for an individual film or television program are amortized and participation and residual costs are accrued in the proportion that current year's revenues bear to management's estimates of the ultimate revenue at the beginning of the year expected to be recognized from exploitation, exhibition or sale of such film or television program over a period not to exceed ten years from the date of initial release. For previously released film or television programs acquired as part of a library, ultimate revenue includes estimates over a period not to exceed twenty years from the date of acquisition. Management regularly reviews and revises when necessary, its ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and participations and residuals and/or write-down of all or a portion of the unamortized costs of the film or television program to its estimated fair value. No assurance can be given that unfavorable changes to revenue and cost estimates will not occur, which may result in significant write-downs affecting our results of operations and financial condition.

      Revenue Recognition. Revenue from the sale or licensing of films and television programs is recognized upon meeting all recognition requirements of SoP 00-2. Revenue from the theatrical release of feature films is recognized at the time of exhibition based on the Company's participation in box office receipts. Revenue from the sale of videocassettes and digital video disks ("DVDs") in the retail market, net of an allowance for estimated returns and other allowances, is recognized on the later of receipt by the customer or "street date" (when it is available for sale by the customer). Under revenue sharing arrangements, rental revenue is recognized when the Company is entitled to receipts and such receipts are determinable. Revenues from television licensing are recognized when the feature film or television program is available to the licensee for telecast. For television licenses that include separate availability "windows" during the license period, revenue is allocated over the "windows". Revenue from sales to international territories are recognized when the feature film or television program is available to the distributor for exploitation and

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no conditions for delivery exist, which under most sales contracts requires that full payment has been received from the distributor. For multiple media rights contracts with a fee for a single film or television program where the contract provides for media holdbacks, the fee is allocated to the various media based on management's assessment of the relative fair value of the rights to exploit each media and is recognized as each holdback is released. For multiple-title contracts with a fee, the fee is allocated on a title-by-title basis, based on management's assessment of the relative fair value of each title.

      Rental revenue from short-term operating leases of studio facilities is recognized over the term of the lease. Until fiscal 2002, the Company earned fees from management services provided to Canadian limited partnerships, whose purpose is to assist in the financing of films produced in Canada. These fees were recognized as revenue when the financing was completed. We no longer provide these management services due to the rescission of certain tax shelter provisions by the Canadian government.

      Cash payments received are recorded as deferred revenue until all the conditions of revenue recognition have been met. Long-term, non-interest bearing receivables are discounted to present value.

      Reserves. Revenues are recorded net of estimated returns and other allowances. We estimate accruals for video returns and other allowances in the consolidated financial statements based on previous returns and our estimated expected future returns related to current period sales and our allowances history on a title-by-title basis in each of the video businesses. There may be differences between actual returns and allowances and our historical experience. We estimate provisions for accounts receivable based on historical experience and relevant facts and information regarding the collectability of the accounts receivable.

      Income Taxes. The Company is subject to income taxes in the United States, and in several states and foreign jurisdictions in which we operate. We account for income taxes according to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that realization of such benefit is more likely than not or a valuation allowance is applied.

      Goodwill. On April 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." Goodwill is reviewed annually within each fiscal year, or more frequently if impairment indicators arise, for impairment, unless certain criteria have been met. At April 1, 2001, September 30, 2001, December 31, 2002 and December 31, 2003 the Company completed impairment tests required by comparing the fair value of each of the reporting units to its carrying value including goodwill and determined that an the recognition of impairment losses was not necessary. Determining the fair value of reporting units requires various assumptions and estimates.

      Business Acquisitions. The Company accounts for its business acquisitions as a purchase, whereby the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair value. The excess of the purchase price over estimated fair value of the net identifiable assets is allocated to goodwill. Determining the fair value of assets and liabilities requires various assumptions and estimates.

RESULTS OF OPERATIONS

   FISCAL 2004 COMPARED TO FISCAL 2003

      Consolidated revenues in fiscal 2004 of $375.9 million increased $111.0 million, or 41.9%, compared to $264.9 million in fiscal 2003.

      Motion pictures revenue of $308.9 million in fiscal 2004 increased $108.8 million, or 54.4%, compared to $200.1 million in fiscal 2003 due to significant releases during fiscal 2004 and to the inclusion of Artisan revenues from the date of acquisition. Theatrical revenue of $30.9 million in fiscal 2004 increased $18.2 million, or 143.3%, compared to $12.7 million in fiscal 2003. Significant theatrical releases in fiscal 2004 included Dirty Dancing: Havana Nights, The Cooler, Girl with a Pearl Earring, Cabin Fever, House of 1000 Corpses and Confidence. Significant theatrical releases in fiscal 2003 included Frailty, Rules of Attraction, Lovely and Amazing and Secretary. Video revenue of $223.4 million in fiscal 2004 increased $96.4 million, or 75.9%, compared to $127.0 million in fiscal 2003. Significant video releases in fiscal 2004 included Cabin Fever, House of 1000 Corpses, Confidence, House of the Dead, Will and Grace Season 1 and 2, Secretary and Saturday Night Live: Will Ferrel. Significant video releases in fiscal 2003 included Monster's Ball, Frailty, Rose Red, Rules of Attraction and State Property. International revenue of $34.0 million in fiscal 2004 increased $2.5 million, or 7.9%, compared to $31.5 in fiscal 2003. Significant international sales in fiscal 2004 include Confidence, Cabin Fever, Wonderland, The Wash, Shattered Glass, Rules of Attraction and House of 1000 Corpses. Television revenue from motion pictures of $16.8 million in fiscal 2004 decreased $4.3 million, or 20.4%, compared to $21.1 million in fiscal 2003. Significant television license fees in fiscal 2004 included The Boat Trip, House of 1000 Corpses and Confidence.

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      Television production revenue of $60.7 million in fiscal 2004 increased by
$1.3 million, or 2.2%, from $59.4 million in fiscal 2003. In fiscal 2004, 27 hours of one-hour drama series were delivered contributing revenue of $27.4 million and international and other revenue on one-hour drama series was $11.2 million. Also in fiscal 2004, television movies contributed revenue of $8.4 million, video releases of television product contributed revenue of $2.7 million and non-fiction programming contributed revenue of $9.6 million. In fiscal 2003, 35 hours of one-hour drama series were delivered for revenue of $41.3 million, television movies contributed revenue of $2.3 million, video releases of television product contributed $3.7 million and non-fiction programming contributed revenue of $10.4 million. Domestic deliveries of one-hour drama series in fiscal 2004 included 18 hours of 1-800 Missing, 8 hours of Dead Zone and 1 hour of The Coven. Video releases included Dead Zone and The Pilot's Wife. 84.5 hours of non-fiction programming were delivered during fiscal 2004 compared to 71.5 hours in fiscal 2003.

      Studio facilities revenue of $6.3 million in fiscal 2004 increased $0.9 million, or 16.7%, compared to $5.4 million in fiscal 2003 due primarily to an increase in rental rates and stage space.

      Direct operating expenses include amortization, participation and residual expenses. Direct operating expenses of $181.3 million for fiscal 2004 were 48.2% of revenue, compared to direct operating expenses of $133.9 million, which were 50.5% of revenue in fiscal 2003. Direct operating expenses as a percentage of revenue for the motion pictures segment increased year over year due to additional amortization recorded on acquired libraries. Direct operating expenses as a percentage of revenue for the television segment decreased year over year as fiscal 2003 included write-downs on Tracker.

      Distribution and marketing expenses of $207.0 million, increased $119.6 million, or 136.8%, compared to $87.4 million in fiscal 2003 due to significant releases during fiscal 2004 and to the inclusion of Artisan expenses from the date of acquisition. Theatrical P&A in fiscal 2004 of $89.9 million, increased $53.3 million, or 145.6%, compared to $36.6 million in fiscal 2003. Theatrical P&A in fiscal 2004 included significant expenditures on the release of titles such as Dirty Dancing: Havana Nights, Confidence, Cabin Fever, Girl With A Pearl Earring, The Cooler and House of 1000 Corpses, as well as pre-release expenditure on The Punisher and Godsend. Video distribution and marketing costs on motion picture and television product in fiscal 2004 of $107.0 million increased $64.3 million, or 150.6%, compared to $42.7 million in fiscal 2003 due to an increase in marketing and duplication costs related to the increase in video revenues generated during the year, primarily due to the release of Cabin Fever, House of 1000 Corpses, Confidence, House of the Dead, Will and Grace Season 1 and 2, Secretary and Saturday Night Live: Will Ferrel.

      General and administration expenses of $42.8 million in fiscal 2004 increased $13.5 million, or 46.1%, compared to $29.3 million in fiscal 2003. In the current year, $2.9 million of production overhead was capitalized. Due to increased internal production spending on films and television programs, the Company began to capitalize production overhead from the beginning of fiscal 2004. Without capitalized production overhead, general and administrative expenses increased $16.4 million year-over-year, primarily due to the inclusion of Artisan expenses from the date of acquisition, an increase in professional fees and an increase in salaries and benefits, including stock-based compensation expense.

      Severance and relocation costs of $5.6 million represent costs incurred by Lions Gate, associated with the acquisition of Artisan, which include property and lease abandonment costs of $2.5 million, the write-off of capital assets no longer in use of $2.1 million and severance of $1.0 million.

      Write-down of other assets of $11.7 million consists of a provision of $3.6 million against a convertible promissory note and a provision of $8.1 million against convertible debentures and other receivables due from CineGroupe. On November 8, 2002, the Company sold its investment in Mandalay for cash of $4.3 million and an interest bearing convertible promissory note totaling $3.3 million. The note, bearing interest at 6%, is payable $1.3 million on December 31, 2005, $1.0 million on December 31, 2006 and $1.0 million on December 31, 2007. At March 31, 2004, it was determined that the $3.3 million note and $0.3 million interest accrued on the note to March 31, 2004 may not be collectible and accordingly a provision was recorded against the note. During the year ended March 31, 2004, the Company evaluated it investment in CineGroupe as CineGroupe was unable to meet its financial obligations in the ordinary course of business and sought protection under the Companies Creditors Arrangement Act ("CCAA") in December 2003. As a result of a CCAA filing, we determined that we do not have the ability to significantly influence CineGroupe and that amounts owing may not be collectible. We recorded a provision at December 31, 2003 against convertible debentures and other receivables due from CineGroupe, resulting in a write-down of amounts owing to nil.

      Depreciation of $3.2 million in fiscal 2004 increased $1.4 million, or 77.8%, from $1.8 million in fiscal 2003 due primarily to the addition of $2.7 million of property and equipment as a result of the purchase of Artisan.

      Fiscal 2004 interest expense of $14.0 million increased $5.1 million, or 57.3%, from $8.9 million in fiscal 2003 primarily due to an increase in the credit facility balance to finance the acquisition of Artisan, the interest rate swap which was effective from January

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2003, interest and accretion on the 4.875% Notes from December 2003, interest on promissory notes and advances acquired as part of the acquisition of Artisan and increased deferred financing fees on the amended credit facility and the 4.875% Notes. Interest expense was partially offset by interest capitalized to production costs of $1.3 million in fiscal 2004 and $0.3 million in fiscal 2003. Interest capitalized to production costs increased year over year due to an increased in new production financed by the credit facility in fiscal 2004.

      Interest rate swaps do not meet the criteria of effective hedges and therefore a fair valuation gain of $0.2 million was recorded in fiscal 2004 and a fair valuation loss of $3.2 million was recorded in fiscal 2003. Fiscal 2004 includes interest rate swaps with a notional amount of $100 million and CDN $20 million and fiscal 2003 includes only the interest rate swap with a notional amount of $100 million.

      Gain on sale of equity interests for the year ended March 31, 2003 includes a $2.1 million gain on the sale of Mandalay. On March 31, 2002, the carrying value of the Company's investment in Mandalay was written down to its estimated fair value of $10.0 million as it was expected to be sold by the end of the fiscal year 2003. During fiscal 2003, the Company received distributions of $2.4 million from Mandalay under a prior agreement and recorded equity losses of $2.1 million against its remaining investment in Mandalay. On November 8, 2002, the Company sold its investment in Mandalay for cash of $4.3 million and an interest bearing convertible promissory note totaling $3.3 million. A gain was recorded on the sale as the sale price of $7.6 million exceeded the carrying value of $5.5 million.

      Other equity interests for the year ended March 31, 2004 include $1.9 million equity interest in the loss of CineGroupe which consists of 29.4% of the net loss of CineGroupe; $0.1 million equity interest in the loss of Christal Films Distribution Inc. ("Christal") which consists of 75% of the net loss of Christal; and $0.2 million equity interest in the loss of CinemaNow which consists of approximately 54% of the net loss of CinemaNow. Other equity interests for the year ended March 31, 2003 includes $0.4 million equity interest in Christal which consists of 75% of the net income of Christal; $0.4 million equity interest in the loss of CinemaNow which represents 57.4% of the net loss of CinemaNow; an equity interest in Mandalay which consists of operating losses of $2.1 million and an insignificant equity interest in the income of CineGroupe which consists of 29.4% of the net income of CineGroupe. During the quarter ending March 31, 2003, the Company purchased $0.4 million of Series C Convertible Preferred Shares of CinemaNow as part of a round of financing. The round of financing and conversion of a debenture decreased the Company's voting and economic interests from approximately 63% to 54%. During the year ended March 31, 2004, the Company recorded its share of the losses of CinemaNow up to the $0.4 million investment. At March 31, 2004, the investment in CinemaNow is nil. On November 8, 2002, we sold our investment in Mandalay for cash of $4.3 million and an interest bearing convertible promissory note of $3.3 million.

      The Company had income tax provision of $0.4 million in fiscal 2004, compared to $1.8 million in fiscal 2003. The Company's actual income tax provision differs from these amounts as a result of several factors, including non-temporary differences, foreign income taxed at different rates, state and local income taxes and capital losses. Income tax loss carry-forwards amount to approximately $162.9 million for U.S. income tax purposes available to reduce income taxes over twenty years and $21.5 million for Canadian income tax purposes available to reduce income taxes over eight years.

      Net loss for the year ended March 31, 2004 was $92.1 million, or loss per share of $1.35, on 70.7 million weighted average common shares outstanding (after giving effect to the modification of warrants, the Series A Preferred Share dividends and accretion on the Series A Preferred Shares). This compares to net loss for the year ended March 31, 2003 of $1.4 million, or loss per share of $0.10, on 43.2 million weighted average common shares outstanding (after giving effect to the Series A Preferred Share dividends and accretion on the Series A Preferred Shares).

   FISCAL 2003 COMPARED TO FISCAL 2002

      Consolidated revenues in fiscal 2003 of $264.9 million increased $30.1 million, or 12.8%, compared to $234.8 million in fiscal 2002.

      Motion pictures revenue of $200.1 million in fiscal 2003 increased $41.7 million, or 26.3%, compared to $158.4 million in fiscal 2002. Theatrical revenue of $12.7 million decreased $15.2 million or 54.5% compared to $27.9 million in fiscal 2002. Significant theatrical releases in fiscal 2003 included Frailty, Rules of Attraction, Lovely and Amazing and Secretary. Significant theatrical releases in fiscal 2002 included Monster's Ball, "O" and The Wash. Video revenue of $127.0 million increased $30.5 million, or 31.6%, in fiscal 2003 compared to $96.5 million in fiscal 2002. Significant video releases in fiscal 2003 included Monster's Ball, Frailty, Rose Red, Rules of Attraction and State Property. International revenue of $31.5 million increased $6.2 million, or 24.5% compared to $25.3 million in fiscal 2002. Significant international sales in fiscal 2003 include Frailty, Rules of Attraction, Confidence, Cube 2, Liberty Stands Still and Monster's Ball. Television revenue from motion pictures of $21.1 million increased $13.0 million or

160.5%, compared to $8.1 million. Significant television license fees in fiscal 2003 included Monster's Ball, American Psycho, Frailty and The Wash.

      Television production revenue of $59.4 million in fiscal 2003 decreased by $11.3 million, or 16.0%, from $70.7 million in fiscal 2002, due primarily to the delivery of fewer television movies. In fiscal 2003, 35 hours of one-hour drama series were delivered, contributing revenue of $41.3 million, television movies contributed revenue of $2.3 million and video releases of television product contributed $3.7 million. In fiscal 2002, 48 hours of one-hour drama series were delivered for revenue of $34.2 million and television movies contributed revenue of $20.0 million. Domestic deliveries of one-hour drama series in fiscal 2003 included 22 hours of Dead Zone to USA, 8 hours of Tracker and 5 hours of No Boundaries. Video releases included Dead Zone, Superfire, TheVoid and Tracker. In fiscal 2003, Termite Art Productions contributed revenue of $10.4 million on the delivery of 71.5 hours of non-fiction programming including: Unsolved History and Amazing Animals 3. In fiscal 2002, Termite Art Productions delivered
78.5 hours of non-fiction programming for revenue of $15.0 million.

      Studio facilities revenue of $5.4 million in fiscal 2003 increased $1.2 million, or 28.6%, compared to $4.2 million in fiscal 2002 due primarily to an increase in rental rates and stage space.

      CineGate ceased operations in fiscal 2002 upon the rescission of certain tax shelter provisions by the Canadian government. Prior to ceasing operations in fiscal 2002, CineGate arranged and received commission revenue on production financings. In fiscal 2002, CineGate earned commission revenue of $1.5 million on approximately $172.5 million of production financing.

      Direct operating expenses include amortization, participation and residual expenses. Direct operating expenses of $133.9 million for fiscal 2003 were 50.5% of revenue, compared to direct operating expenses of $133.1 million, which were 56.7% of revenue in fiscal 2002. Direct operating expenses for television decreased year over year due to a decrease in revenue. This decrease was offset by an increase in motion picture expenses due to an increase in revenue. However, motion pictures expenses as a percentage of revenue decreased, primarily due to higher margins on titles which contributed significant revenue in fiscal 2003.

      Distribution and marketing expenses of $87.4 million, increased $13.6 million, or 18.4%, compared to $73.8 million in fiscal 2002. Theatrical P&A in fiscal 2003 was $36.6 million, compared to $33.9 million in fiscal 2002. Theatrical P&A in fiscal 2003 included significant expenditures on titles such as Rules of Attraction and Frailty. Video distribution and marketing costs on motion picture and television product in fiscal 2003 of $42.7 million, increased $3.6 million or 9.2% compared to $39.1 million in fiscal 2002 due to an increase in marketing and duplication costs related to the increase in video revenues generated during the year, primarily due to the release of Monster's Ball. This was offset by duplication credits of $4.6 million received from our primary duplicator during fiscal 2003, based on volume targets and on terms of a new agreement reached with the duplicator.

      General and administrative expenses of $29.3 million in fiscal 2003 decreased $2.7 million, or 8.4%, compared to $32.0 million in fiscal 2002. Television and studios general and administrative expenses remained relatively constant year over year. Motion pictures and corporate expenses decreased primarily because a subsidiary company whose results were consolidated with Lions Gate in fiscal 2002 was equity accounted in fiscal 2003 and because the operations of acquired companies were more fully integrated with Lions Gate.

      Depreciation of $1.8 million in fiscal 2003 increased $0.3 million, or 20.0%, from $1.5 million in fiscal 2002 due primarily to increased amortization for the new accounting system implemented in June 2002, as fiscal 2003 includes a full year of amortization for the accounting system compared to a partial year of amortization in fiscal 2002.

      Fiscal 2003 interest expense of $8.9 million increased $0.5 million, or 6.0%, from $8.4 million in fiscal 2002 primarily due to $1.9 million decrease in interest capitalized to production costs, resulting from a decline in new production financed by the revolving credit facility in fiscal 2003, partially offset by a $1.1 million decrease in interest expense due to a reduction in total interest-bearing debt and a decrease in annual interest rates.

      Interest rate swaps do not meet the criteria of effective hedges and therefore a fair valuation loss of $3.2 million was recorded in fiscal 2003. Fiscal 2003 includes an interest rate swap with a notional amount of $100 million.

      Other expenses of $1.4 million recorded in fiscal 2002 related to a $0.8 million loss recorded on the acquisition of the remaining 50% of Eaton Entertainment LLC, a $0.4 million loss on disposal related to the demolition of an existing structure to provide room to build a new 20,500 square foot sound stage at Lions Gate Studios and the write-off of capital assets relating to the downsizing of our offices.

      Write-down of equity interests of $24.1 million for the year ended March 31, 2002 consists of $10.6 million write-down of the investment in Mandalay and a $13.4 million write-down of the investment in CinemaNow. On March 31, 2002, the carrying value of the Company's investment in Mandalay Pictures was written down by $10.6 million to its estimated fair value at March 31, 2002 of $10.0 million as it was expected to be sold by the end of fiscal year 2003. At March 31, 2002, the Company was required by U.S. and Canadian GAAP to reassess the carrying value of its investment in CinemaNow as CinemaNow had experienced recurring losses and could not demonstrate with reasonable certainty that it had twelve months of cash to fund operations. The resulting write-down of the investment by $13.4 million had no impact on fiscal 2002 cash flows.

      Gain on dilution of equity interests for the year ended March 31, 2002 includes $2.2 million gain on dilution of our investment in a company subject to significant influence upon the company's completion of an equity financing with a third party for $9.2 million.

      Gain on sale of equity interests for the year ended March 31, 2003 includes a $2.1 million gain on the sale of Mandalay. On March 31, 2002, the carrying value of the Company's investment in Mandalay was written down to its estimated fair value of $10.0 million as it was expected to be sold by the end of the fiscal year 2003. During fiscal 2003, the Company received distributions of $2.4 million from Mandalay under a prior agreement and recorded equity losses of $2.1 million against its remaining investment in Mandalay. On November 8, 2002, the Company sold its investment in Mandalay for cash of $4.3 million and an interest bearing convertible promissory note totaling $3.3 million. A gain was recorded on the sale as the sale price of $7.6 million exceeded the carrying value of $5.5 million.

      Other equity interests for the year ended March 31, 2003 includes $0.4 million equity interest in Christal which consists of 75% of the net income of Christal; $0.4 million equity interest in the loss of CinemaNow which represents 57.4% of the net loss of CinemaNow; an equity interest in Mandalay which consists of operating losses of $2.1 million and an insignificant equity interest in the income of CineGroupe which consists of 29.4% of the net income of CineGroupe. Other equity interests for the year ended March 31, 2002 includes an equity interest in Mandalay which consists of operating losses of $5.3 million; $0.4 million equity interest in CineGroupe, which represents 29.4% of the net income of CineGroupe and $1.1 million equity interest in the loss of CinemaNow, representing 63% of the net loss of CinemaNow, prior to write-down of the Company's investment in CinemaNow. During the quarter ending March 31, 2003, the Company purchased $0.4 million of Series C Convertible Preferred Shares of CinemaNow as part of a round of financing. The round of financing and conversion of a debenture decreased the Company's voting and economic interests from approximately 63% to 54%. As a result of the new investment in CinemaNow, the Company recorded equity interest in the loss of CinemaNow from the date of the new investment. At March 31, 2002, the Company was required by U.S. and Canadian GAAP to reassess the carrying value of its investment in CinemaNow, resulting in a write-down of the investment by $13.4 million. On November 8, 2002, we sold our investment in Mandalay for cash of $4.3 million and an interest bearing convertible promissory note of $3.3 million.

      The Company had income tax provision of $1.8 million in fiscal 2003, compared to income tax benefit of $0.1 million in fiscal 2003. The Company's actual income tax provision (benefit) differs from these amounts as a result of several factors, including non-temporary differences, foreign income taxed at different rates, state and local income taxes and capital losses. Income tax loss carry-forwards amount to approximately $66.4 million for U.S. income tax purposes available to reduce income taxes over twenty years and $30.2 million for Canadian income tax purposes available to reduce income taxes over eight years.

      Net loss for the year ended March 31, 2003 was $1.4 million or loss per share of $0.10 on 43.2 million weighted average common shares outstanding (after giving effect to the Series A Preferred Share dividends and accretion on the Series A Preferred Shares). This compares to net loss for the year ended March 31, 2002 of $43.3 million or loss per share of $1.08 on 42.8 million weighted average common shares outstanding (after giving effect to the Series A Preferred Share dividends and accretion on the Series A Preferred Shares).

EBITDA

      EBITDA, defined as earnings before interest, interest rate swaps mark-to-market, income tax benefit (provision), depreciation and minority interests of negative $74.7 million for the year ended March 31, 2004 decreased $89.0 million compared to EBITDA of $14.3 million for the year ended March 31, 2003, which had increased $47.6 million compared to negative EBITDA of $33.3 million for the year ended March 31, 2002.

      EBITDA is a non-GAAP financial measure. Management believes EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA is consistent with our past practice, and EBITDA is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. While management considers EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with GAAP. EBITDA does not reflect cash available to fund cash requirements. Not all companies calculate EBITDA in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

      The following table reconciles EBITDA to net income (loss):

                                                                                                YEAR ENDED MARCH 31,
                                                                                      ------------------------------------
                                                                                         2004        2003           2002
                                                                                      ---------    ---------     ---------
                                                                                             (AMOUNTS IN THOUSANDS)
EBITDA, as defined..............................................................      $(74,689)    $ 14,341      $(33,314)
Depreciation....................................................................        (3,198)      (1,846)       (1,492)
Interest........................................................................       (14,042)      (8,934)       (8,435)
Interest rate swaps mark-to-market..............................................           206       (3,163)           --
Minority interests..............................................................            --           --           (91)
Income tax benefit (provision)..................................................          (373)      (1,821)           61
                                                                                      --------     --------      --------
Net loss........................................................................      $(92,096)    $ (1,423)     $(43,271)
                                                                                      ========     ========      ========

      Refer to note 20 of the consolidated financial statements for reconciliation of net income (loss) reported under U.S. GAAP to net income
(loss) reported under Canadian GAAP.

LIQUIDITY AND CAPITAL RESOURCES

      Our liquidity and capital resources are provided principally through cash generated from operations and sale of common shares and debt instruments, a $350 million credit facility with JP Morgan, film obligations and mortgages payable.

      Credit Facility. On December 15, 2003, the Company and JP Morgan entered into an Amended and Restated Credit, Security, Guaranty and Pledge Agreement for a $350 million five-year secured credit facility consisting of a $200 million U.S. dollar-denominated revolving credit facility, a $15 million Canadian dollar-denominated revolving credit facility and a $135 million U.S. dollar-denominated term loan. The credit facility expires December 31, 2008 and bears interest in the case of revolving credit facility loans at 2.75% over the Adjusted LIBOR or the Canadian Bankers Acceptance rate, or 1.75% over the U.S. or Canadian prime rates and in the case of the term loan at 3.25% over the Adjusted LIBOR, or 2.25% over the U.S. prime rates. The principal amount of the term loan was payable in four annual installments of $20 million commencing in December 2004 and a fifth installment of $55 million payable December 2008. The Company repaid $60 million of the term loan with the revolving credit facility on September 30, 2004, thereby reducing the term loan to $75 million. On December 31, 2004, the Company repaid the $75 million term loan in full with the revolving credit facility. Therefore, at December 31, 2004 only the revolving credit facility remains. The availability of funds under the credit facility is limited by the borrowing base, which is calculated on a monthly basis. The borrowing base assets at March 31, 2004 totaled $390.9 million (March 31, 2003 -- $166.4 million). At March 31, 2004, the revolving credit facility had an average variable interest rate of 4.28% on principal of $189.7 million under the U.S. dollar credit facility, and an average variable interest rate of 4.36% on principal of $135.0 million under the term loan. The Company had not drawn on the Canadian dollar credit facility as of March 31, 2004. The Company is required to pay a monthly commitment fee of 0.50% on the total credit facility less the amount drawn. Right, title and interest in and to all personal property of Lions Gate Entertainment Corp. and Lions Gate Entertainment Inc. is being pledged as security for the credit facility. The credit facility is senior to the Company's film obligations, subordinated notes and mortgages payable. The credit facility restricts the Company from paying cash dividends on its common shares. The Company entered into a $100 million interest rate swap at an interest rate of 3.08%, commencing January 2003 and ending September 2005. The swap is in effect as long as three month LIBOR is less than 5.0%. Fair market value of the interest rate swap at March 31, 2004 is negative $2.3 million (March 31, 2003 -- negative $3.2 million). The fair valuation gain for the year ended March 31, 2004 is $0.8 million (2003 -- loss of $3.2 million). Our credit facility contains various covenants, including limitations on indebtedness, dividends, capital expenditures and overhead costs, and maintenance of certain financial ratios. There can be no assurances that we will remain in compliance with such covenants or other conditions under our credit facility in the future.

      Filmed Entertainment Backlog. Backlog represents the amount of future revenue not yet recorded from executed contracts for the licensing of films and television product for television exhibition and in international markets. Backlog at March 31, 2004 and at March 31, 2003 is approximately $114.1 million and $47.3 million, respectively. The increase in backlog is due to significant international contracts on titles including The Punisher, Godsend and The Prince and Me and to the addition of backlog resulting from the purchase of Artisan.

      Cash Flows Provided by (Used in) Operating Activities. Cash flows used in operating activities in the year ended March 31, 2004 were $116.4 million compared to cash flows provided by operating activities of $17.5 million in the year ended March 31, 2003 and cash flows used in operating activities of $41.7 million in the year ended March 31, 2002. In fiscal 2004, the Company increased expenditure on distribution and marketing costs and on investment in films and television programs, compared to fiscal 2003 and 2002.

      Cash Flows Provided by (Used in) Financing Activities. Cash flows provided by financing activities of $267.2 million in the year ended March 31, 2004 were primarily proceeds from the issuance of common shares and 4.875% Notes and an increase in funds from the credit facility, offset by payment for the repurchase of Series A preferred shares, payment of financing fees and net repayment of production loans and debt. Cash flows used in financing activities of $22.8 million in the year ended March 31, 2003 were primarily net repayment of bank loans and production loans. Cash flows provided by financing activities of $40.2 million in the year ended March 31, 2002 were primarily net proceeds from bank loans.

      Cash Flows Provided by (Used in) Investing Activities. Cash flows used in investing activities of $149.7 million in the year ended March 31, 2004 were primarily for the acquisition of Artisan consisting of $168.8 million purchase price less cash acquired of $19.9 million. Cash flows provided by investing activities of $4.8 million in the year ended March 31, 2003 were primarily due to $2.4 million received from Mandalay Pictures as distributions under a prior agreement and $4.2 million as proceeds from the sale of the Company's investment in Mandalay Pictures. Cash flows from investing activities of $2.6 million in the year ended March 31, 2002 were due to $5.4 million received from Mandalay Pictures, partially offset by additions to studio property and equipment of $3.2 million.

      Anticipated Cash Requirements. The nature of our business is such that significant initial expenditures are required to produce, acquire, distribute and market films and television programs, while revenues from these films and television programs are earned over an extended period of time after their completion or acquisition. As our operations grow, our financing requirements are expected to grow and management projects the continued use of cash in operating activities and, therefore, we are dependent on continued access to external sources of financing. We believe that cash flow from operations, cash on hand, credit facility availability, tax shelter and production financing available will be adequate to meet known operational cash requirements for the foreseeable future, including the funding of future film and television production, film rights acquisitions and theatrical and video release schedules. We monitor our cash flow liquidity, availability, fixed charge coverage, capital base, film spending and leverage ratios with the long-term goal of maintaining our creditworthiness.

      Our current financing strategy is to fund operations and to leverage investment in films and television programs through our credit facility, single-purpose production financing, government incentive programs and foreign distribution commitments. In addition, we may acquire businesses or assets, including individual films or libraries, that are complementary to our business. Such a transaction could be financed through our cash flow from operations, credit facilities, equity or debt financing.

      Future annual repayments on debt and other obligations, initially incurred for a term of more than one year, as of March 31, 2004 are as follows:

                                                                             YEAR ENDED MARCH 31,
                                                  -------------------------------------------------------------------------
                                                    2005      2006      2007       2008      2009     THEREAFTER    TOTAL
                                                  --------  --------  ---------  --------  ---------  ----------  ---------
                                                                           (AMOUNTS IN THOUSANDS)
Bank Loans....................................    $ 21,474  $ 20,000  $  20,000  $ 20,000  $ 244,700   $     --   $ 326,174
Film obligations - Minimum guarantees
  initially incurred for a term of more than
  one year....................................       2,556     5,513      8,120        --         --         --      16,189
Subordinated Notes............................          --     5,000         --        --         --     60,000      65,000
Debt..........................................       2,317     2,446        908     1,747     11,623         --      19,041
                                                  --------  --------  ---------  --------  ---------   --------   ---------
                                                  $ 26,347  $ 32,959  $  29,028  $ 21,747  $ 256,323   $ 60,000   $ 426,404
                                                  ========  ========  =========  ========  =========   ========   =========

      Principal debt repayments due during the year ending March 31, 2005 of $34.5 million consist primarily of a $20 million term loan on the JP Morgan credit facility due December 31, 2004, $2.6 million of minimum guarantees initially incurred for a term of more than one year and $2.3 million of mortgages on the studio facility. Principal repayments due are expected to be paid through cash generated from operations or from the available borrowing capacity from our revolving credit facility or remaining term loan with J.P. Morgan.

      Commitments. The table below presents future commitments under contractual obligations at March 31, 2004 by expected maturity date.

                                                                     YEAR ENDED MARCH 31,
                                           ---------------------------------------------------------------------
                                             2005      2006      2007      2008     2009   THEREAFTER    TOTAL
                                           -------    ------    ------    ------    ----   ----------   --------
                                                                   (AMOUNTS IN THOUSANDS)
Operating leases .......................   $ 3,306    $2,564    $2,018    $2,010    $427    $     --    $ 10,325
Employment and consulting contracts ....    12,554     5,598     2,807     1,031      --          --      21,990
Unconditional purchase obligations .....    45,823     1,525        --        --      --          --      47,348
Distribution and marketing commitments..    33,149        --        --        --      --          --      33,149
                                           -------    ------    ------    ------    ----    --------    --------
                                           $94,832    $9,687    $4,825    $3,041    $427    $     --    $112,812
                                           =======    ======    ======    ======    ====    ========    ========

      Unconditional purchase obligations relate to the purchase of film rights for future delivery and advances to producers. Amounts due during the year ended March 31, 2005 of $94.8 million are expected to be paid through cash generated from operations or from the available borrowing capacity from our revolving credit facility or remaining term loan with J.P. Morgan.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

CURRENCY AND INTEREST RATE RISK MANAGEMENT

      Market risks relating to our operations result primarily from changes in interest rates and changes in foreign currency exchange rates. Our exposure to interest rate risk results from the financial debt instruments that arise from transactions entered into during the normal course of business. As part of our overall risk management program, we evaluate and manage our exposure to changes in interest rates and currency exchange risks on an ongoing basis. Hedges and derivative financial instruments will be used in the future, within guidelines approved or to be approved by the board of directors for counterpart exposure, limits and hedging practices, in order to manage our interest rate and currency exposure. We have no intention of entering into financial derivative contracts, other than to hedge a specific financial risk.

      Currency Rate Risk. We incur certain operating and production costs in foreign currencies and are subject to market risks resulting from fluctuations in foreign currency exchange rates. Our principal currency exposure is between Canadian and U.S. dollars, although this exposure has been significantly mitigated through the structuring of the revolving credit facility as a $15 million Canadian dollar-denominated credit facility and $200 million U.S. dollar-denominated credit facility. Each facility is borrowed and repaid in the respective country of origin in local currency. We also enter into forward foreign exchange contracts to hedge future production expenses denominated in Canadian dollars. These forward exchange contracts do not subject us to risk from exchange rate movements because gains and losses on the contracts offset losses and gains on the transactions being hedged. Gains and losses on the foreign exchange contracts are capitalized and recorded as production costs when the gains and losses are realized. As at March 31, 2004, the Company had contracts to sell US$25.8 million in exchange for CDN$34.5 million over a period of twenty weeks at a weighted average exchange rate of CDN$1.3344. During the year ended March 31, 2004, the Company completed foreign exchange contracts denominated in Canadian dollars. The net gains resulting from the completed contracts amounted to $1.1 million. These contracts are entered into with a major financial institution as counterparty. The Company is exposed to credit loss in the event of nonperformance by the counterparty, which is limited to the cost of replacing the contracts, at current market rates. The Company does not require collateral or other security to support these contracts. Unrealized gains as at March 31, 2004 amounted to CDN$0.6 million. We currently intend to continue to enter into such contracts to hedge against future material foreign currency exchange rate risks.

      Interest Rate Risk. We are exposed to cash flow risk due to changes in market interest rates related to our outstanding debt. Our credit facilities and other debt bears interest on borrowings outstanding at various time intervals and at market rates based on either the Canadian prime rate or the U.S. prime rate, plus a margin ranging from -- 0.16% to 3.5%. Our principal risk with respect to our debt is interest rate risk, to the extent not mitigated by interest rate swaps.

      The Company entered into a $100 million interest rate swap at an interest rate of 3.08%, commencing January 2003 and ending September 2005. The swap is in effect as long as three month LIBOR is less than 5.0%. This contract is entered into with a major financial institution as counterparty. The Company is exposed to credit loss in the event of nonperformance by the counterparty, which is limited to the cost of replacing the contract, at current market rates. The Company does not require collateral or other security to support this contract. During fiscal 2004, the Company recorded interest expense of $1.9 million (2003 -- $0.4 million) associated with the interest swap agreement. Fair market value of the interest rate swap at March 31, 2004 is negative $2.3 million (March 31, 2003 -- negative $3.2 million). Fair valuation gains during the year ended March 31, 2004 amount to $0.8 million (2003 -- loss of $3.2 million). A subsidiary of the Company entered into a CDN$20 million interest rate swap at a fixed interest rate of 5.62%, commencing September 2003 and ending September 2008. This contract is entered into with a major financial institution as counterparty. The subsidiary is exposed to credit loss in the event of nonperformance by the counterparty, which is limited to the cost of replacing the contract, at current market rates. The subsidiary does not require collateral or other security to support this contract. The subsidiary entered into the interest rate swap as a condition of its loan which states the interest rates under the facility are to be fixed either by way of a fixed rate term loan or by way of an interest rate swap. During fiscal 2004, the subsidiary recorded interest expense of $1.0 million, including amounts incurred under the interest rate swap, that approximates the amount they would have paid if they had entered into a fixed rate loan agreement. Fair market value of the interest rate swap at March 31, 2004 is negative $0.6 million. Fair valuation losses during the year ended March 31, 2004 amount to $0.6 million.

      The table below presents repayments and related weighted average interest rates for our interest-bearing debt and other obligations at March 31, 2004.

                                                                              YEAR ENDED MARCH 31,
                                              -----------------------------------------------------------------------------------
                                               2005         2006       2007         2008         2009      THEREAFTER      TOTAL
                                              -------     -------     -------     --------     --------    ----------    --------
                                                                              (AMOUNTS IN THOUSANDS)
BANK LOANS:
Variable(1)..............................     $20,000     $20,000     $20,000     $ 20,000     $244,700     $     --     $324,700
Variable(2) .............................       1,474          --          --           --           --           --        1,474
SUBORDINATED NOTES:
Fixed(3) ................................          --          --          --           --           --       60,000       60,000
Fixed(4) ................................          --       5,000          --           --           --           --        5,000
DEBT:
Fixed(5) ................................       2,317       2,446         908        1,747       11,623           --       19,041
                                              -------     -------     -------     --------     --------     --------     --------
                                              $23,791     $27,446     $20,908     $ 21,747     $256,323     $ 60,000     $410,215
                                              =======     =======     =======     ========     ========     ========     ========

(1) Term loan and revolving credit facility, which expires December 31, 2008. Average variable interest rate on principal of $189.7 million equal to U.S. prime plus 0.28% and average variable interest rate on principal of $135.0 million equal to U.S. prime plus 0.36%.

(2) Operating line of credit available to a variable interest entity. Average variable interest rate of Canadian prime plus 0.50%.

(3)   4.875% Notes with fixed interest rate equal to 4.875%.

(4)   Promissory notes with fixed interest rate equal to 7.5%.

(5) Mortgages payable on studio facility. Average fixed interest rate equal to 5.86%.